Exhibit 99.1

For Immediate Release

Vivos Therapeutics Reports Fourth Quarter and Full Year 2020
Financial Results and Operational Update

Full Year Revenue Increase of 15%

Management to Host Conference Call Today at 5:00 pm ET

HIGHLANDS RANCH, Colo., March 25, 2021 – Vivos Therapeutics, Inc. (“Vivos” or “the Company”) (NASDAQ: VVOS), a medical technology company focused on developing and commercializing innovative treatments for patients suffering from sleep-disordered breathing, including mild-to-moderate obstructive sleep apnea (OSA), today reported financial results for the fourth quarter and full year ended December 31, 2020.

Financial and Operating Highlights:

●	Revenue was $3.3 million for the fourth quarter of 2020 and increased 15% to $13.1 million for the full year 2020, compared to $3.1 million and $11.4 million for the fourth quarter and full year 2019, respectively;
●	Gross profit was $2.7 million for the fourth quarter of 2020 and $10.4 million for the full year 2020, compared to gross profit of $2.2 million for the fourth quarter of 2019 and gross profit of $8.7 million for the full year 2019;
●	Gross margin was 81% for the fourth quarter of 2020 and 80% for the full year 2020, compared to 72% and 76% for the fourth quarter and full year 2019, respectively;
●	General and administrative expenses were $4.6 million for the fourth quarter of 2020 and $16.1 million for the full year 2020, compared to $4.1 million and $16.2 million for the fourth quarter and full year 2019, respectively;
●	Net loss was $6.2 million for the fourth quarter of 2020 and $12.1 million for the full year 2020, compared to $2.6 million for the fourth quarter of 2019 and $10.8 million for the full year 2019;

○	The $1.3 million additional loss in 2020 was primarily due to a non-cash settlement expense of $3.3 million offset by $1.8 million higher gross profit in 2020

●	Cash and cash equivalents were $18.2 million at December 31, 2020;
●	During 2020, Vivos surpassed 15,000 total cases treated with the Vivos System;
●	In December 2020, Vivos completed its initial public offering for net proceeds of approximately $21.6 million, after deducting underwriter discounts and commissions and offering expenses payable by Vivos;
●	Subsequent to year end:

○	Announced the commercial launch of AireO[2], a new patient management software technology;
○	In February, submitted FDA 510(k) application for the Vivos mmRNA oral appliance® with indications to treat mild-to-moderate OSA;
○	Also in February, launched VivoScore™, powered by SleepImage®, a comprehensive home sleep test (HST); and
○	In March, opened the first Pneusomnia center, a clinician-owned, integrated medical-dental sleep center featuring the Vivos System.

“Successfully introducing a disruptive technology like ours takes a passionate mission-driven team, sufficient capital resources, and a little time to execute. Last December, we took a huge step forward with the completion of our IPO which provided the financial resources to execute our go-to-market strategy. Despite a global pandemic that closed dental offices across the U.S. and Canada for extended periods of time, our company still produced strong 2020 revenue results. Our positive financial performance reflects the continued growth of dentists enrolling in our Vivos Integrated Practice (VIP) program coupled with substantially higher appliance sales volume,” said Kirk Huntsman, Vivos Chairman and CEO. “We continue to see a gradual but accelerating recovery from office closures caused by the COVID 19 pandemic with increasing adoption of the Vivos System and related services as more dentists and healthcare providers learn about the compelling advantages of our technology. We also continue to increase awareness of our products and services through our marketing initiatives and our Medical Integration Division that creates strategic alliances within the medical and dental communities. In the near term, we will focus on levering our new VivoScore HST diagnostic product that we believe will assist VIPs in screening and treating more patients with our Vivos System. As we announced a few weeks ago, our VivoScore pilot test demonstrated the potential for 50% of patients who test positive for OSA to enter into Vivos System treatment.”

Huntsman added, “We remain fiercely committed to establishing revenue opportunities from complimentary technologies and services.”

Further information on Vivos’ financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2020, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-K report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivoslife.com/investor-relations/.

Business Updates

In December 2020, the Company completed its initial public offering by issuing 4,025,000 common shares at a price of $6.00 per share, for net proceeds of approximately $21.6 million, after deducting underwriter discounts and commissions and offering expenses payable by the Company.

In January 2021, Vivos commercially launched AireO2, a new patient management software technology that will enable healthcare professionals to more effectively diagnose, treat and monitor patients with OSA and its related conditions. Developed in collaboration with Lyon Dental, AireO2 contains features that enhance healthcare professionals’ billing services and more, including practice management systems.

Later in January, the Company established a Clinical Advisory Board to further drive adoption and growth of its next-generation treatments for OSA. Members of Vivos’ Clinical Advisory Board include internationally recognized medical and dental industry veterans, who will work closely with management to drive further commercial success.

In early February 2021, Vivos submitted a 510(k) Class II application to the U.S. Food and Drug Administration (FDA) for its mmRNA oral appliance® with indications to treat mild-to-moderate OSA, sleep-disordered breathing and snoring in adults. Vivos’ mmRNA oral appliance® (modified mandibular Repositioning Nighttime Appliance) is a new version of the Company’s existing mRNA appliance®, which is an FDA-cleared Class II oral appliance. Assuming the mmRNA’s 510(k) Class II approval, Vivos expects to submit an application to a PDAC (Pricing, Data Analysis and Coding) contractor for the mmRNA to be added to the Centers for Medicare and Medicaid Services’ list of approved sleep apnea appliances. The process is expected to take approximately three to six months in total, although no assurances can be given as to the timing and outcome of the FDA’s review of this application.

Later in February, the Company launched VivoScore™, powered by SleepImage®. VivoScore is a comprehensive HST that utilizes proprietary cardiopulmonary coupling technology developed by MyCardio LLC (“SleepImage”). VivoScore consists of a single-sensor ring recorder that works with a mobile phone application and proprietary cloud-based algorithms to evaluate sleep quality and clinically diagnose sleep apnea. The Company anticipates increased revenue from VivoScore due to an expected increase in total patients tested and a corresponding increase in patient enrollment in Vivos System treatment. In arriving at that conclusion, the Company is relying on the results of a recently conducted informal pilot study with 12 independent Vivos-trained dentists, who performed 938 sleep-tests over a three-month period using VivoScore, and other Vivos provider feedback, which may or may not prove reliable on a broader scale.

In February 2021, Vivos (through its Medical Integration Division) opened the first Pneusomnia center, a clinician-owned, integrated medical-dental sleep center featuring the Vivos System. This first Pneusomnia center is located in Del Mar, Calif., and is owned and operated by a diverse group of local physicians led by Dr. Mimi Guarneri, cardiologist, founder and president of The Academy of Integrative Health and Medicine and an award-winning physician and researcher. The Company launched its Medical Integration Division in 2020 to foster an environment where more medical doctors could work directly with dentists (including dentists who participate in the VIP program) for treating sleep disorders in patients. Additionally, new Pneusomnia centers are currently being developed in Colorado, California, New Jersey and Nevada.

Conference Call

The Company will conduct a conference call today, March 25, 2021 at 5:00 p.m. (Eastern Time) to review the results as well as provide an overview of the Company’s recent milestones and growth strategy.

To access the conference call, please dial (877) 451-6152, or for international callers, (201) 389-0879. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13717735. The replay will be available until April 8, 2021.

A live webcast of the conference call can be accessed on Vivos’ website at https://vivoslife.com/investor-relations/. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative treatments for adult patients suffering from sleep-disordered breathing, including obstructive sleep apnea (OSA). The Vivos treatment for mild-to-moderate OSA involves customized oral appliances and protocols called the Vivos System. Vivos believes that its Vivos System oral appliance technology represents the first clinically effective non-surgical, non-invasive, non-pharmaceutical and cost-effective solution for people with mild-to-moderate OSA. Vivos oral appliances have proven effective in over 15,000 patients treated worldwide by more than 1,200 trained dentists. Combining technologies and protocols that alter the size, shape and position of the tissues of a patient’s upper airway, the Vivos System opens airway space and significantly reduce symptoms and conditions associated with mild-to-moderate OSA. The Vivos System has been shown to significantly lower Apnea Hypopnea Index scores and improve other conditions associated with OSA. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using the Vivos System.

For more information, visit www.vivoslife.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and the statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the public offering described herein. Words such as “may”, “should”, “expects”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. Actual results (including the actual results of the Company’s growth strategies, operational plans, results of operations and other matters to be addressed herein and on the conference call) may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Vivos’ filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Investor Relations Contact:

Edward Loew

Investor Relations Officer

(602) 903-0095

ed@vivoslife.com

Media Relations Contact:

Caitlin Kasunich / Jenny Robles

KCSA Strategic Communications

(212) 896-1241 / (212) 896-1231

ckasunich@kcsa.com / jrobles@kcsa.com

-Tables Follow-

VIVOS THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended
	December 31,
	2020	2019

Revenue
Product revenue	$4,889,840	$4,349,623
Service revenue	8,176,397	7,043,654
Total revenue	13,066,237	11,393,277
Cost of sales (exclusive of depreciation and amortization shown separately below)	2,653,429	2,736,034

Gross profit	10,412,808	8,657,243

Operating expenses
General and administrative	16,090,049	16,172,505
Sales and marketing	2,314,023	2,310,743
Settlement	3,330,679	-
Depreciation and amortization	717,865	751,228
Total operating expenses	22,452,616	19,234,476

Operating loss before interest expense and income taxes	(12,039,808)	(10,577,233)

Interest expense	(96,681)	(137,876)
Loss on sale of business	-	(60,343)
Interest income	79,612	21,133

Loss before income taxes	(12,056,877)	(10,754,319)
Income tax expense	-	-

Net loss	(12,056,877)	(10,754,319)

Warrant beneficial conversion feature expense	(3,597,585)	-
Preferred stock accretion	(2,333,333)	(1,000,000)

Net loss attributable to common stockholders	$(17,987,795)	$(11,754,319)

Net loss per share attributable to common stockholders (basic and diluted)	$(1.40)	$(0.95)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	12,869,266	12,331,280

VIVOS THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019

ASSETS

Current assets
Cash and cash equivalents	$18,205,668	$469,353
Accounts receivable, net	1,430,890	871,290
Current portion of note receivable	84,696	84,696
Deferred offering costs	-	263,814
Prepaid expenses and other current assets	673,061	295,002
Total current assets	20,394,315	1,984,155

Property and equipment, net	871,597	1,139,501
Intangible assets, net	270,121	689,151
Note receivable, net - related party	810,635	785,061
Goodwill	2,671,434	2,671,434
Deposits	309,367	282,235
Total assets	$25,327,469	$7,551,537

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	$781,364	$1,083,422
Accounts payable - related party	1,500,000	-
Accrued expenses	1,736,721	1,353,161
Contract liability	2,937,992	2,947,565
Current portion of long-term debt	866,972	3,709,535
Total current liabilities	7,823,049	9,093,683

Long-term debt	423,095	-
Deferred rent	163,966	84,246
Total liabilities	8,410,110	9,177,929

Commitments and contingencies

Convertible Redeemable Series A Preferred Stock - $0.0001 par value. 50,000,000 shares authorized, none and 730,000 shares issued and outstanding at December 31, 2020 and 2019, respectively	-	1,316,667

Stockholders’ equity
Preferred Stock
Series B, nonvoting - $0.0001 par value, 1,200,000 authorized, none issued and outstanding at December 31, 2020 and 2019, respectively	-	-
Common Stock
Class A, voting - $0.0001 par value, 200,000,000 shares authorized, 18,209,452 and 12,444,165 issued and outstanding at December 31, 2020 and 2019, respectively	1,821	1,244
Additional paid-in capital	52,250,266	20,333,548
Accumulated deficit	(35,334,728)	(23,277,851)
Total stockholders’ equity	16,917,359	(2,943,059)
Total liabilities and stockholders’ equity	$25,327,469	$7,551,537